Exhibit 10.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 9, 2017, by and between the entities set forth on Schedule 1 (the “Sellers”), BCPE Seminole Holdings LP, a Delaware limited partnership (“Purchaser”) and Surgery Partners, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Sellers collectively own 26,455,651 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), as set forth on Schedule 1 (the “Purchased Shares”);

WHEREAS, Purchaser agrees to purchase the Purchased Shares from the Sellers, and each Seller agrees to sell its Purchased Shares as set forth on Schedule 1 to Purchaser, with such sale to be consummated in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, following the consummation of the transactions contemplated hereby, the Sellers will own no equity interests in the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SP Merger Sub, Inc., a Delaware corporation, NSH Holdco, Inc. (“NSH”) and IPC/NSH, L.P., solely in its capacity as sellers’ representative, have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which a wholly-owned subsidiary of the Company has agreed to acquire all of the outstanding equity of NSH (the “NSH Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Purchaser to enter into this Agreement, Purchaser and the Company entered into that certain Securities Purchase Agreement (the “Preferred Stock Purchase Agreement”), dated as of the date hereof, pursuant to which the Company will sell to Purchaser and Purchaser will buy from the Company shares of the Company’s 10.00% Series A Convertible Perpetual Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and the transactions contemplated by the Preferred Stock Purchase Agreement, the “Preferred Stock Purchase”;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Sellers to enter into this Agreement, the Company and HIG SP entered into that certain Amendment No. 1 to the Income Tax Receivables Agreement, dated as of September 30, 2015, by and among the Company, HIG SP, as the stockholders representative, and the other parties referred to therein (the “TRA Amendment” and, collectively with the Merger Agreement, this Agreement, the Preferred Stock Purchase Agreement, the Confidentiality Agreement and the other agreements, certificates and other documents to be entered into or delivered pursuant to the terms hereof or thereof or in connection herewith or therewith, the “Transaction Documents”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth in this Agreement, and intending to be legally bound by this Agreement, for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

1.1 Purchase and Sale of the Purchased Shares. On the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall each transfer, assign, set over, convey and deliver to Purchaser, and Purchaser shall purchase from each Seller, the rights, title, and interest of such Seller in and to the number of Purchased Shares set forth on Schedule 1. The purchase price for the Purchased Shares shall be nineteen dollars ($19.00) per share, for an aggregate purchase price of $502,657,369 (the “Purchase Price”).

1.2 Closing. The consummation of the purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ropes & Gray LLP at 10:00 a.m. New York City time on the first date following the date on which each of the conditions set forth in Sections 4.1 or 4.2 have previously been fulfilled or waived (other than those conditions that can be fulfilled only at the Closing, but subject to their being fulfilled), or at such other time and place as Purchaser and the Sellers shall mutually agree (such date, the “Closing Date”).

1.3 Closing Payments and Delivery of Purchased Shares. Purchaser shall remit the Purchase Price to each Seller as set forth on Schedule 1, in accordance with wire instructions provided by each Seller to Purchaser no later than two (2) Business Days prior to the Closing Date, in immediately available funds concurrently with the delivery to Purchaser of one (1) or more stock certificates in respect of the Purchased Shares.

1.4 Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser or its designee shall be entitled to withhold and deduct from any amounts payable pursuant to this Agreement such amounts as Purchaser or its designee is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding or deduction was made.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS

Each Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

2.1 Such Seller is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation; has all requisite power and authority to own its properties and conduct its business as presently conducted and to consummate the transactions contemplated by this Agreement. Each Seller has the full legal right, power, and authority to sell, assign, transfer, set over, deliver and convey the Purchased Shares in accordance with the terms of this Agreement, and the delivery to Purchaser of the Purchased Shares pursuant to the terms of this Agreement will transfer to Purchaser good, valid, and legal title to the Purchased Shares, free and clear of any and all Liens.

2.2 The authorization, execution and delivery by such Seller of this Agreement, the performance of all of its obligations under this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of such Seller and have been duly authorized by all necessary action on the part of such Seller, its officers, directors and stockholders. The execution, delivery, and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby, require no approval of, filing with, or other action by such Seller, by or in respect of, any Governmental Authority or any other person, other than (i) as set forth on Schedule 2.2 of the Sellers’ disclosure letter, (ii) the Stockholder Approval, (iii) the expiration or termination of any applicable waiting periods (together with any extensions thereof) under the HSR Act, (iv) a filing of a Schedule 13D or 13G by the parties hereto, (v) an amendment to Sellers’ existing Schedule 13G, (vi) any required filings by such Seller or its Affiliates under Section 16 of the Exchange Act, (vii) the filing of a Form 8-K under the Exchange Act by the Company, (viii) the filing with the SEC of such reports under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (ix) such consents, approvals, orders, authorizations, registrations, qualifications, declarations and filings of the Company or such Seller the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on such Seller or the Company.

2.3 This Agreement has been (a) duly executed and delivered by such Seller and (b) constitutes a legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable Law.

2.4 Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which such Seller is subject or conflict with, or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which such Seller is bound, or to which any assets of such Seller are subject, other than as would not reasonably be expected to have a Material Adverse Effect on such Seller.

2.5 Such Seller (a) is the sole record and beneficial owner of each of the Purchased Shares listed next to its name on Schedule 1 hereto, (b) has good and marketable title to such Purchased Shares, (c) has the full and exclusive right, power, and authority to transfer and deliver to Purchaser valid title to such Purchased Shares, and (d) has the full and exclusive right, power, and authority to exercise all power afforded each Purchased Share under the organizational documents of the Company, free and clear (in each of the preceding clauses (a), (b), (c), and (d)) of any and all Liens. Immediately following the Closing, Purchaser (x) will be the sole record and beneficial owners of the Purchased Shares, and (y) will have good and marketable title to the Purchased Shares, free and clear (in each of the preceding clauses (x) and (y)) of any and all Liens. Such Seller is not a party to, and none of the Purchased Shares are subject to, any shareholders agreement, voting agreement, voting trust, proxy, or any other contractual obligation relating to the transferability or the voting of either the Purchased Shares.

2.6 Other than as previously disclosed to Purchaser, no broker or finder has acted for such Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of such Seller.

2.7 The information relating to such Seller and its respective Affiliates that is or will be supplied in writing by such Seller or its Affiliates for inclusion in the Information Statement (or any supplement thereto), and in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER

Purchaser represents and warrants to each Seller and the Company, as of the date hereof and as of the Closing Date, as follows:

3.1 Purchaser is a limited partnership, duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, and has the power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement.

3.2 The authorization, execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of Purchaser and have been duly authorized by all necessary action on the part of Purchaser. The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, require no approval of, filing with, or other action by Purchaser, by or in respect of, any Governmental Authority or any other person, other than (i) the expiration or termination of any applicable waiting periods (together with any extensions thereof) under the HSR Act, (ii) a filing of a Schedule 13D or 13G by the parties hereto, (iii) the filing with the SEC of such reports under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such as has been previously obtained, made, or taken prior to the Closing Date or (v) such consents, approvals, orders, authorizations, registrations, qualifications, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

3.3 This Agreement has been (a) duly executed and delivered by Purchaser and (b) constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable Law.

3.4 Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Purchaser is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which Purchaser is bound or to which any of the assets of Purchaser is subject, other than as would not reasonably be expected to have a Material Adverse Effect on Purchaser.

3.5 No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Purchaser.

3.6 Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Purchaser is acquiring the Purchased Shares for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same in any manner that violates the Securities Act. Purchaser represents that by reason of its, or of its management’s, business and financial experience, Purchaser has the capacity to evaluate the merits and risks of its investment in the Purchased Shares and to protect its own interests in connection with the transactions contemplated in this Agreement. Purchaser’s financial condition is such that it is able to bear all economic risks of investment in the Purchased Shares, including a complete loss of its investment.

3.7 Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management and to review the Company’s facilities. Purchaser believes it has received all the information it considers necessary or appropriate to decide whether to purchase the Purchased Shares. Purchaser understands and acknowledges that such discussions, as well as any written information issued with respect to the Company, (a) were intended to describe the aspects of the Company’s business and prospects that the Company believes to be material, but were not necessarily an exhaustive description, and (b) may have contained forward-looking statements involving known and unknown risks and uncertainties that may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated, and that no representations or warranties were or are being made by the Sellers or the Company except as set forth in ARTICLE II and ARTICLE VII of this Agreement, respectively. The foregoing, however, does not limit or modify the representations and warranties of the Seller in ARTICLE II or the Company in ARTICLE VII of this Agreement or the right of Purchaser to rely thereon, or in any way restrict or otherwise limit Purchaser’s right to bring any action or proceeding based upon fraud.

3.8 Bain Capital Fund XI, L.P., a Cayman Islands limited partnership (“Sponsor”). has delivered to Sellers a true, complete and correct copy of an equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”) from Sponsor pursuant to which Sponsor has agreed, subject to the terms and conditions thereof, to invest in Purchaser the amounts set forth therein. The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of the Sponsor, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar applicable Laws affecting the enforcement of creditors’ rights in general and by the general principles of equity and the discretion of courts in granting equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity). The Equity Commitment Letter provides that each Seller is a third-party beneficiary thereof and is entitled to enforce such agreement, in each case, to the extent and subject to the terms and conditions thereof. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing.” The proceeds of the Equity Financing, if funded in accordance with the Equity Commitment Letter at the Closing, shall provide Purchaser with the funds necessary at the Closing to purchase the Purchased Shares on the terms and conditions contemplated by this Agreement.

3.9 The information relating to Purchaser and its Affiliates that is or will be supplied in writing by Purchaser or its Affiliates for inclusion in the Information Statement (or any supplement thereto), and in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV

CONDITIONS TO THE OBLIGATIONS AT CLOSING

4.1 Conditions to the Sellers’ Obligations at Closing. The obligations of each Seller to sell and deliver to Purchaser the Purchased Shares and consummate the other transactions contemplated hereby are subject to the fulfillment or waiver (if permitted by Law) on or before the Closing of each of the following conditions:

4.1.1 Representations and Warranties. Each of the representations and warranties of Purchaser in this Agreement shall be true and correct as of the Closing (except for such representations and warranties made as of a specific date, which shall be true and correct only as of such date), in each case except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

4.1.2 No Legal Bar. No Order (whether permanent, preliminary or temporary) shall be in effect by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prevents the consummation of the Closing or the consummation of the other transactions contemplated herein.

4.1.3 Performance. Purchaser shall have performed and complied in all material respects with the agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or prior to the Closing;

4.1.4 NSH Merger. The Closing, as defined in the Merger Agreement, on the terms set forth in the Merger Agreement (the “NSH Closing”) has occurred prior to the Closing of this Agreement.

4.1.5 HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

4.1.6 Regulatory Consents. The parties shall have obtained the governmental and regulatory consents and third party approvals and made the filings (if any) set forth on Schedule 4.2.10.

4.1.7 Information Statement. Twenty (20) days or more shall have elapsed since the Company filed with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act.

4.1.8 Purchaser Deliveries. Purchaser shall have delivered to the Sellers and the Company:

(a) copies of the resolutions or written consent duly adopted by the governing body of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(b) a certificate, signed by an officer of Purchaser, certifying as to the matters set forth in Section 4.1.1 and Section 4.1.3.

4.2 Conditions to Purchaser’s Obligations at Closing. The obligations of Purchaser to purchase the Purchased Shares from Sellers at the Closing are subject to the fulfillment or waiver by Purchaser (if permitted by Law) on or before the Closing of each of the following conditions:

4.2.1 Representations and Warranties. Each of (i) the representations and warranties of each Seller and the Company in this Agreement (except for Section 7.6 (No Material Adverse Effect)) shall be true and correct at and as of the Closing (except for such representations and warranties made as of a specific date, which shall be true and correct only as of such date), in each case except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the representation and warranty set forth in Section 7.6 (No Material Adverse Effect) shall be true and correct at and as of the Closing Date.

4.2.2 No Legal Bar. No Order (whether permanent, preliminary or temporary) shall be in effect by a Governmental Authority of competent jurisdiction that restrains, enjoins or otherwise prevents the consummation of the Closing or the consummation of the other transactions contemplated herein.

4.2.3 Performance. Each Seller and the Company shall have performed and complied in all material respects with the agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or prior to the Closing.

4.2.4 TRA Amendment. The TRA Amendment shall have been duly executed by HIG SP and the Company and be in full force and effect as of the Closing.

4.2.5 NSH Merger. The NSH Closing has occurred prior to the Closing of this Agreement.

4.2.6 NASDAQ Requirements. All NASDAQ listing requirements applicable to the transactions contemplated hereby shall have been satisfied.

4.2.7 No Material Adverse Effect. No Material Adverse Effect of the Company will have occurred after the date of this Agreement that is continuing.

4.2.8 Stockholder Approval. The Stockholder Approval shall be in full force and effect as of the Closing.

4.2.9 HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

4.2.10 Regulatory Consents. The parties shall have obtained the governmental and regulatory consents and third party approvals and made the filings (if any) set forth on Schedule 4.2.10 and Purchaser shall have received evidence of the same.

4.2.11 Information Statement. Twenty (20) days or more shall have elapsed since the Company filed with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act.

4.2.12 Deliveries by Sellers. The Sellers shall have delivered, or caused the Company to have delivered, to Purchaser:

(a) all certificate(s), if any, representing the Purchased Shares, duly endorsed in blank or accompanied by stock powers endorsed in blank in proper form for transfer;

(b) a copy of the Stockholder Approval;

(c) copies of the resolutions or written consent duly adopted by the Board authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby;

(d) if requested by Purchaser at least five (5) Business Days prior to the Closing, evidence of the written resignations or removal from the Board of the directors affiliated with Sellers, effective as of the Closing;

(e) an affidavit from the Company dated as of the Closing Date and duly executed under penalties of perjury, stating that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date together with a notice from the Company, prepared in accordance with Section 1.897-2(h)(2) of the Treasury Regulations and duly executed under penalties of perjury by the Company to be mailed promptly to the IRS in accordance with Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that this condition alternatively may be satisfied if each Seller delivers a certificate, as described in Treasury Regulations Section 1.1445-2(b), establishing payments to such Seller are not subject to withholding under Section 1445 of the Code as a result of it not being a “foreign person”; and

(f) a certificate, signed by an officer of (a) each Seller certifying as to the matters with respect to such Seller set forth in Section 4.2.1, Section 4.2.3, and Section 4.2.8 and (b) the Company, certifying as to the matters with respect to the Company, set forth in Section 4.2.1, Section 4.2.3, Section 4.2.7, and Section 4.2.8.

ARTICLE V

COVENANTS

5.1 The Company, Purchaser and the Sellers each hereby covenant and agree, for the benefit of the other parties to this Agreement and their respective assigns, as follows:

5.1.1 Reasonable Best Efforts; Notices and Consents.

(a) Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, (i) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to cause the conditions specified in Section 4.1 to be satisfied as soon as reasonably practicable and (ii) the Company and each Seller shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to cause the conditions specified in Section 4.2 to be satisfied as soon as reasonably practicable.

(b) The Sellers, the Company and Purchaser will cooperate and consult with each other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third persons required to consummate the transactions contemplated by this Agreement.

(c) The Sellers and Purchaser will each use, and cause their respective Affiliates to use, reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and the Preferred Stock Purchase.

5.1.2 HSR. Each of the Sellers and the Company, on the one hand, and Purchaser, on the other hand, shall use their reasonable best efforts to make, as promptly as reasonably practicable following the date hereof and, in any event, within ten Business Days, or shall cause each of their respective ultimate parent entities (as that term is defined in the HSR Act) to make, all pre-transaction notification filings required under the HSR Act, if any, and required under any other applicable Antitrust Laws, if any. Each of the Sellers and the Company, on the one hand, and Purchaser, on the other hand, shall (a) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any required filings under the HSR Act or any applicable Antitrust Laws and (b) keep the other party reasonably informed of any communication received by such party from, or given by such party to any Antitrust Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated hereby and in a manner that protects attorney-client or attorney work product privilege. Further, without limiting the obligations stated in this Section 5.1.2, the Sellers and the Company, on the one hand, and Purchaser, on the other hand, shall each use their reasonable best efforts to respond to any request for information regarding the transactions contemplated hereby or filings under the HSR Act or any applicable Antitrust Laws from any Antitrust Authority. Notwithstanding anything to the contrary contained in this Agreement, none of the Company, the Sellers or any of their respective Subsidiaries shall be obligated to agree to divest, hold separate or otherwise restrict its operations in connection with obtaining any applicable approvals under the HSR Act or any other applicable Antitrust Laws.

5.1.3 Stockholder Approval. Concurrently with the execution of this Agreement and the other Transaction Documents, the Sellers will deliver to the Company (with a copy to the Purchaser) a written consent executed by each Seller, that, when taken together, evidence the obtainment of the irrevocable approval by holders of a majority of the Common Stock of the transactions contemplated by this Agreement and the other Transaction Documents (the “Stockholder Approval”).

5.1.4 Information Statement; Cooperation. As promptly as practicable following the date hereof, Sellers and Purchaser shall cooperate with the Company and one another in connection with the preparation of, and the Company will prepare and file with the SEC an information statement on Schedule 14C, complying as to form in all material respects with the requirements of the Exchange Act (the “Information Statement”), to be sent in definitive form to the Company’s stockholders providing the Company’s stockholders with notice of the Stockholder Approval and the notice contemplated by Section 228(e) of the DGCL of the taking of corporate action without a meeting by less than a unanimous written consent, and any other rights of the Purchaser that are subject to stockholder approval by the rules of NASDAQ and such other information as may be required under the DGCL to be included therein. Sellers and Purchaser agree to furnish to the Company in writing all information concerning the Sellers, Purchaser and their respective Affiliates as the Company may reasonably request in connection with the Information Statement.

5.1.5 Operation of the Business. Except (a) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), (b) as contemplated by the Transaction Documents, (c) as required by applicable Law, (d) as set forth on Schedule 5.1.5 or (e) as required by the terms and conditions or contracts or other arrangements described in the SEC Reports, from and after the date of this Agreement until the earlier of (i) the Closing or (ii) October 21, 2018, the Company shall, and shall cause each of its Subsidiaries to, conduct their respective business in the ordinary course consistent with the past practice of the Company and its Subsidiaries; provided, however, that in no event shall the Company nor any of its Subsidiaries engage in any sale, issuance, or authorization of the issuance or sale of any capital stock or other security of the Company or any of its Subsidiaries.

5.1.6 Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

(a) Each Seller hereby irrevocably automatically and without any further action by any party, on the date on which each of the conditions set forth in Section 4.1 have been fulfilled or waived (other than those conditions that can be fulfilled only at the Closing, but subject to their being fulfilled) (i) grants to Purchaser and any designee of Purchaser, alone or together, such Seller’s proxy, and (ii) appoints Purchaser and any designee of Purchaser as such Seller’s proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, for and in the name, place and stead of such Seller, to vote the Purchased Shares, or grant a consent or approval in respect of the Purchased Shares at any meeting of the shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought. Each Seller agrees to execute such documents or certificates evidencing such proxy as Purchaser may reasonably request.

(b) Each Seller represents that any proxies heretofore given in respect of the Purchased Shares are not irrevocable and hereby revokes any such proxies.

(c) EACH SELLER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 5.1.6 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. Each Seller hereby further affirms that the irrevocable proxy is given in connection with the execution of this Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Seller under this Agreement. Each Seller hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by each Seller is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of such Seller.

5.1.7 Lock-Up Period. Purchaser agrees that for a period of ninety (90) days from the Closing, as defined in the Preferred Stock Purchase Agreement, on the terms set forth in the Preferred Stock Purchase Agreement (the “Preferred Stock Closing”), Purchaser will not transfer to any third party (including via an open market trade) any of the Series A Preferred Stock acquired at the Closing without the Company’s consent, which consent shall not be unreasonably withheld, conditioned, or denied; provided, that Purchaser may transfer the Series A Preferred Stock to an Affiliate of Purchaser within such 90 day period without the Company’s consent.

5.1.8 Confidentiality. The confidentiality provisions of Section 1, Section 3, Section 4, Section 5, Section 7, Section 8, Section 10 and Sections 12 through 20 of the Confidentiality Agreement dated as of October 2, 2016, by and between Bain Capital Private Equity, LP and the Company (the “Confidentiality Agreement”) shall remain in full force and effect until the Preferred Stock Closing and shall terminate at the Preferred Stock Closing. All other provisions of the Confidentiality Agreement are hereby terminated as of the date hereof and have no further force or effect.

5.1.9 Interim Matters. After the applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated, each of the Sellers and the Company shall take, and cause to be taken, all required action to appoint up to two observers in a non-voting capacity, designated by Purchaser, to the Board to attend regular, special and telephonic meetings of the Board; provided, however, that such observers shall not be entitled to participate in any meetings of the Board (or the applicable portions thereof) (i) if during such meeting, any transactions or potential transactions between or among the Company and the Purchaser or its Affiliates, are to be considered or acted upon, including with respect to the transactions contemplated by the Transaction Documents, or (if) the Board determines in good faith that attendance by such observers or the receipt by such observer of any information or materials would reasonably be expected to result in a waiver or compromise of attorney-client privilege or noncompliance with any applicable Law. After the Preferred Stock Closing, each of Sellers and the Company shall take, and cause to be taken, all required action to appoint up to two directors, designated by Purchaser, to the Board.

5.1.10 Relationship. H.I.G. Bayside Debt & LBO Fund II, L.P., a Delaware limited partnership (“HIG Fund”), will use its reasonable best efforts to cause Sellers to comply with their obligations under the Transaction Documents and, to the extent HIG Fund has obligations under the Transaction Documents, it will use its reasonable best efforts to comply with such obligations.

ARTICLE VI

MISCELLANEOUS

6.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 6.1:

6.1.1 “Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including SEC and judicial interpretations thereof), and the terms “controlling” and “controlled” shall have the meanings correlative to the foregoing.

6.1.2 “Antitrust Authority” shall mean any Governmental Authority charged with enforcing, applying, administering or investigating any Antitrust Laws, including the U.S. Federal Trade Commission, the U.S. Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction.

6.1.3 “Antitrust Laws” shall mean the HSR Act and any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, through merger or acquisition or otherwise.

6.1.4 “Board” shall mean the Board of Directors of the Company.

6.1.5 “Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

6.1.6 “Code” shall mean the Internal Revenue Code of 1986, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

6.1.7 “Company Stock Plan” means the 2015 Omnibus Incentive Plan and each other plan, program policy and arrangement that provides for the award of rights of any kind to receive shares of Common Stock or benefits measured in whole or in part by reference to shares of Common Stock.

6.1.8 “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated by the SEC thereunder.

6.1.9 “Generally Accepted Accounting Principles” shall mean United States generally accepted accounting principles, as in effect as of the date of the applicable financial statement, applied on a consistent basis.

6.1.10 “Government Programs” means all state and federal health care programs as defined in 42 U.S.C. § 1320a-7b(f), including the federal Medicare and all applicable state Medicaid and successor programs, as well as TRICARE and state workers’ compensation programs.

6.1.11 “Governmental Authority” shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative.

6.1.12 “Healthcare Laws” means any local, state or Federal Applicable Law relating to the provision and payment of healthcare services and items, including the following: (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the Physician Self-Referral Law (42 U.S.C. §§ 1395nn), (iii) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), (iv) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), (v) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; (vi) the Exclusion Laws, 42 U.S.C. § 1320a-7s; (vii) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), (viii) the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), (ix) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), (x) Medicare (Title XVIII of the Social Security Act); (xi) Medicaid (Title XIX of the Social Security Act); (xii) state corporate practice of medicine and professional fee-splitting laws and regulations, and (xiii) state certificate of need and licensing laws and regulations.

6.1.13 “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

6.1.14 “Law” means, with respect to any Person, any federal, state, local or foreign common or statutory law, code, ordinance, rule, regulation, order or other requirement or rule of law that is binding upon such Person.

6.1.15 “Lien” shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract.

6.1.16 “Legal Action” means any action, suit, litigation, proceeding, arbitration, investigation, claim, condemnation proceeding, or other similar legal proceeding, whether judicial, administrative or otherwise.

6.1.17 “Material Adverse Effect” means with respect to any Person, any event, change, effect, condition, circumstance or occurrence (whether or not constituting any breach of a representation, warranty, covenant or agreement set forth in this Agreement) (collectively, a “Change”), that has had or would reasonably be expected to (x) have a material adverse effect upon the condition (financial or otherwise), business, or results of operations such Person and its Subsidiaries, taken as a whole or (y) prevent, hinder or delay the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that any adverse Change arising from or related to the following (by itself or when aggregated or take together with any and all other Changes) shall not be deemed to be or constitute a Material Adverse Effect and shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) Changes affecting the economy generally or affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index, or changes in interest rates or exchange rates), (ii) Changes that are generally applicable to the industries or markets in which such Person and its Subsidiaries operate (including increases in the cost of products, supplies and materials purchased from third party suppliers), (iii) any Changes to national or international political conditions, including the engagement or escalation by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (iv) Changes in weather, meteorological conditions or climate, pandemics, or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the business of such Person and its Subsidiaries, (v) Changes in Generally Accepted Accounting Principles, (vi) Changes in any Laws (including Healthcare Laws) issued by any Governmental Authority (or Changes in the interpretation thereof) or any action required to be taken under any applicable Law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. Law 111-152), (vii) the entry into, announcement or pendency of this Agreement, or the transactions contemplated hereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, employees, physicians, medical professionals or other clinical providers of such Person and its Subsidiaries due to the announcement and performance of this Agreement (provided, that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any Change in connection with a breach of any representation or warranty of Sellers in ARTICLE II or the Company in ARTICLE VII or Purchaser in ARTICLE III has resulted in or contributed to a Material Adverse Effect), (viii) any failure, in and of itself, by such Person and its Subsidiaries to meet any internal or published projections, forecasts, predictions or guidance relating to revenues, income, cash position, cash-flow or other financial measure (provided, that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any Change underlying such failure not otherwise excluded from the definition of “Material Adverse Effect” has resulted in or contributed to a Material Adverse Effect), (ix) seasonal fluctuations in the business of such Person and its Subsidiaries consistent with prior fiscal years, (x) any Changes to requirements, reimbursement rates, policies or procedures of third party payors (including Government Programs) or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities, (xi) the taking of any action or omission requested in writing or authorized in writing by Purchaser, with respect to Sellers or the Company or by the Company or Sellers, with respect to Purchaser, including the completion of the transactions contemplated hereby and thereby (including the impact thereof on relations (contractual or otherwise) with, or actual, potential or threatened loss or impairment of, employees, customers, suppliers, distributors, physicians, medical professionals or other clinical providers, or others having relationships with such Person or any of its Subsidiaries) (provided, that the exception in this clause (xi) shall not prevent or otherwise affect a determination that any Change in connection with a breach of any representation or warranty of Sellers in ARTICLE II or the Company in ARTICLE VII or Purchaser in ARTICLE III has resulted in or contributed to a Material Adverse Effect), and (xii) any action taken by Purchaser or its Affiliates, with respect to Sellers or the Company or by the Company, Sellers or their respective Affiliates, with respect to Purchaser, that is not contemplated by this Agreement, except to the extent such Change arising from or related to the matters described in clauses (i) through (iv) disproportionately affects such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries and markets in which such Person and its Subsidiaries operate (but only to the extent of the incremental disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other companies operating in the industries and markets in which such Person and its Subsidiaries operate).

6.1.18 “NASDAQ” means the securities trading exchange operating under that name operated by NASDAQ OMX Group, Inc., including its Global Select Market, its Global Market and its Capital Market, as applicable to any specific securities.

6.1.19 “Order” means any order, judgment, injunction, award, decree, sanction, compliance agreement or writ of any Governmental Authority.

6.1.20 “Person” shall mean any individual, association, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

6.1.21 “SEC” shall mean the U.S. Securities and Exchange Commission or any other U.S. federal agency then administering the Securities Act or Exchange Act.

6.1.22 “SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or its other reports and forms filed with or furnished to the SEC under Sections 12, 13, 14 or 15(d) of the Exchange Act after December 31, 2016 (other than any forward looking disclosures set forth in any risk factor section or forward looking statement disclaimer and any other disclosure that is similarly nonspecific and predictive or forward looking in nature) on or before the date of this Agreement, including the draft Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended March 31, 2017, delivered to the Purchaser (collectively, the “SEC Reports”).

6.1.23 “Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations of the SEC thereunder.

6.1.24 “Stock Options” means all stock options to acquire shares of Common Stock from the Company, whether granted pursuant to the Company Stock Plan or otherwise.

6.1.25 “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries

6.2 Survival. Each of the representations and warranties in this Agreement shall survive the Closing until the date that is the two (2) year anniversary of the Closing. Each of the covenants in this Agreement shall survive the Closing and shall terminate and expire on the first (1st) anniversary of the Closing Date; provided, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive the Closing and shall terminate and expire on the first (1st) anniversary of the date on which such covenants are due to be performed in full. Any claim by a party under this Agreement with respect to a breach of such covenants, representations and warranties shall be brought no later than the applicable survival date.

6.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and (a) delivered by hand, (b) sent by facsimile transmission (with written confirmation of delivery), or (c) sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

if to the Company:

Surgery Partners, Inc.
40 Burton Hills Blvd.
Nashville, TN 37215
Attention: General Counsel

with a copy to (which will not constitute notice to the Company):

Ropes & Gray LLP
1211 Avenue of the Americas New York, NY 10036 Attention: Carl Marcellino Facsimile: (646) 728-1523

if to the Sellers:

H.I.G. Capital, LLC
600 5th Avenue, 24th Floor
New York, NY 10020
Attention: Matt Lozow
Facsimile: (212) 506-0559

if to Purchaser:

BCPE Seminole Holdings LP
c/o Bain Capital Private Equity, LP
200 Clarendon Street Boston, MA 02116
Attention: Devin O’Reilly, Andrew Kaplan and David Hutchins
Facsimile: (617) 516-2010

with a copy to (which will not constitute notice to Purchaser):

Kirkland & Ellis LLP
300 North LaSalle Chicago, IL 60654
Attention: Neal J. Reenan, P.C. and Ian N. Bushner Facsimile: (312) 862-2200

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if by hand delivery, on the date of transmission, if sent by facsimile, and one (1) Business Day after the date of sending, if mailed by nationally recognized overnight delivery service.

6.4 Public Disclosure. On the date of this Agreement, or within 24 hours thereafter the Company shall issue a press release in a form mutually agreed to by the Company, Sellers and Purchaser. Notwithstanding the preceding sentence, Purchaser, or an Affiliate of Purchaser, may issue a press release at any time on the date of this Agreement, or within 24 hours thereafter in a form mutually agreed to by the Company, Purchaser and Sellers. No other written release, announcement or filing concerning the purchase of the Purchased Shares or the transactions contemplated by any of the Transaction Documents shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section shall not restrict the ability of (a) a party to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance, (b) representatives of the Company to orally summarize or describe the transactions contemplated by this Agreement on any telephone conference or in-person meeting with any investor in or analyst following the Company or (c) a party to make any such release, announcement or filing which contains only information which has previously been publicly disclosed in a manner consistent with this Section 6.4.

6.5 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent; provided that, Purchaser may assign this Agreement to an Affiliate at any time without the Company’s or Sellers’ consent; provided, that Purchaser shall remain liable for its obligations hereunder in the event the assignee fails to perform them.

6.6 Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement, except, in each case, as contemplated by this Section 6.6 (Third-Party Beneficiaries) and Section 6.20 (Non-Recourse).

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable Law.

6.8 Further Assurances. The Sellers and Purchaser will cooperate and consult with each other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third Persons required to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.9 Entire Agreement; Amendment. This Agreement, including the disclosure letter and the other documents referred to herein which form a part hereof, and the Transaction Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement, together with the other Transaction Documents, supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter. This Agreement may be amended, supplemented or changed only if such amendment, supplement or change is in writing and signed by the Sellers, the Company and Purchaser, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement executed by the party against whom enforcement of any waiver is sought. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege..

6.10 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

6.11 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by .PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

6.12 Governing Law.

6.12.1 This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law principles that would require or permit the application of the laws of another jurisdiction.

6.12.2 Each of the parties agrees (i) that any Legal Action, whether at law or in equity, whether in contract or in tort or otherwise, with respect to this Agreement shall be brought in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court in any Legal Action arising out of this Agreement, (ii) not to bring or permit any of their Affiliates to bring or support any other Person in bringing any such Legal Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 6.3 shall be effective service of process against it for any such Legal Action brought in any such court, (iv) to waive and hereby waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Action in any such court, and (v) that, notwithstanding the foregoing, a final judgment in any such Legal Action shall be conclusive and may be enforced in any court in any other jurisdictions (where the party against which enforcement is sought has operations or owns assets) by Legal Action on the judgment or in any other manner provided by Law. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Law.

6.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY HERETO OR THERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.14 Specific Enforcement.

6.14.1 The parties hereto agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements of the parties hereto were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. It is accordingly agreed that Sellers, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party, and to enforce specifically the terms and provisions of this Agreement (including to cause Purchaser to consummate the Closing and to pay the Purchase Price as required by Section 1.1) by a decree of specific performance, without the necessity of proving actual harm or posting a bond or other security therefor, this being in addition to, any other remedy to which such party is entitled at law or in equity, and each party hereto agrees, that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity. Without limitation of the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, Sellers shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Purchaser under this Agreement (including to cause Purchaser to consummate the Closing and to pay the Purchase Price as required by Section 1.1) in addition to any other remedy to which Sellers are entitled at law or in equity, including Sellers’ right to terminate this Agreement pursuant to Section 6.16. In the event that Sellers, on the one hand, or Purchaser, on the other hand, brings a Legal Action for specific performance against the other party pursuant to this Section 6.14.1, and a court makes an order for specific performance against that other party, then the other party shall also pay the first party’s costs and expenses (including attorneys’ fees and expenses) in connection with all such Legal Actions to seek specific performance of such other party’s obligations under this Agreement and all Legal Actions to collect such costs and expenses. Each of the parties hereto further agrees that it shall not take any position in any Legal Action concerning this Agreement that is contrary to the terms of this Section 6.14.1. In addition, Sellers and the Company agree to use reasonable best efforts cause any Legal Action commenced by Sellers or the Company and pending in connection with this Agreement against Purchaser or any other Person to be dismissed with prejudice promptly, and in any event within five (5) Business Days, after such time as Purchaser consummates the Closing pursuant to this Section 6.14.1.

6.14.2 Notwithstanding Section 6.14.1, it is explicitly agreed that Sellers shall be entitled to seek specific performance of Purchaser’s obligation to consummate the Closing and to make the payments contemplated by Section 1.1 only in the event that: (i) all conditions to Closing under Section 4.2 have been satisfied (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) and (ii) each Seller has irrevocably confirmed in writing that it is ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing is funded.

6.15 Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” The terms “shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and also to all rules and regulations promulgated thereunder. The term “party” or “parties” shall mean a party to or the parties to this Agreement unless the context requires otherwise. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day.

6.16 Expenses. The Sellers, the Company and Purchaser shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

6.17 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the Company’s stockholders or Sellers’ equityholders):

(a) by either Sellers or Purchaser, if:

(1)	the Closing has not been consummated on or before November 9, 2017 (the “End Date”); provided, however, that if all of the conditions to Closing under Section 4.1 and Section 4.2 have been satisfied (excluding conditions that, by their terms, are to be satisfied at the Closing) other than those in Section 4.1.2 and Section 4.2.2, the End Date shall automatically be extended until the earlier of (x) the satisfaction of the conditions in Section 4.1.2 and Section 4.2.2 and (y) December 31, 2017;

(2)	any Governmental Authority shall have enacted, issued or promulgated any Law, or shall have issued or granted any Order, in each case, that restrains, enjoins or otherwise prevents the consummation of the Closing or the consummation of the other transactions contemplated herein or the other Transaction Documents;

(3)	the Merger Agreement has been terminated;

(b) by Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sellers or the Company set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 4.2 not to be satisfied, and (B) if such breach or failure is curable, such breach or failure is not cured by Sellers and the Company by the earlier of (x) the End Date or (y) thirty (30) calendar days following receipt by Sellers and the Company of written notice of such breach or failure, provided, that at the time of the delivery of such written notice, Purchaser shall not be in material breach of its obligations under this Agreement that would give rise to the failure of a condition set forth in Section 4.2; or

(c) by Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred (A) that would cause any of the conditions set forth in Section 4.1 not to be satisfied, and (B) if such breach or failure is curable, such breach or failure is not cured by the earlier of (x) the End Date or (y) thirty (30) calendar days following receipt by Purchaser of written notice of such breach or failure, provided, that at the time of the delivery of such written notice, Sellers and the Company shall not be in material breach of their respective obligations under this Agreement that would give rise to the failure of a condition set forth in Section 4.1.

The party desiring to terminate this Agreement pursuant to this Section 6.17 shall give notice of such termination to the other party, including a description in reasonable detail of the reasons for such termination, in accordance with Section 6.17, specifying the provision or provisions hereof pursuant to which such termination is effected. All rights and liabilities of the parties hereunder shall terminate without any liability of any party to any other party, except for liabilities arising in respect of willful and intentional breaches under this Agreement by any party prior to such termination.

6.18 Rights Cumulative. Except as expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

6.19 Disclosure Letter. Certain information is contained in the Sellers’ disclosure letter solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Each matter disclosed in any section of the disclosure letter or in any representation or warranty in a manner that makes its relevance to one or more other sections of the disclosure letter or representations or warranties reasonably apparent on its face will be deemed to have been appropriately included in each such other section of the disclosure letter or representation or warranty (notwithstanding the presence or absence of any reference in or to any section of the disclosure letter or representation or warranty).

6.20 Non-Recourse. Except and only to the extent set forth in the Equity Commitment Letter and the Preferred Stock Purchase Agreement, this Agreement may only be enforced against, and a claim or cause of action based upon, arising out of, or related to this Agreement may only be brought by the expressly named party hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party and to the extent a named party to the Equity Commitment Letter (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or by such named parties under the Equity Commitment Letter), no present, former or future Affiliate, officer, director, employee, incorporator, member, partner, stockholder, agent, attorney or other Representative of any party or their Affiliates shall have any Liability (whether in contract, in tort or otherwise) for any obligations or Liabilities of any party which is not otherwise expressly identified as a party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party under this Agreement for any claim based upon, in respect of, or by reason of, the transactions contemplated by the Transaction Documents or in respect of any representations made or alleged to have been made in connection therewith. The provisions of this Section 6.20 are intended to be for the benefit of, and enforceable by the Affiliates, officers, directors, employees, incorporators, members, partners, stockholders, agents, attorneys and other Representatives referenced in this Section 6.20 and each such Person shall be a third-party beneficiary of this Section 6.20.

6.21 Certain Disclaimers.

6.21.1 Notwithstanding any other term herein, no party will be obligated to any other Person for any punitive damages or losses based thereon relating to the breach of any representation, warranty, covenant or agreement herein, unless such damages or losses are incurred in a third party claim related to such breach.

6.21.2 Notwithstanding any other term herein, other than as expressly made by the Sellers in ARTICLE II or the Company in ARTICLE VII or any other Transaction Document, no Seller nor the Company has made (and no Person on behalf of any Seller or the Company has made), nor will any Seller or the Company (or any other Person) have or be subject to any liability arising out of, relating to or resulting from, any representation or warranty or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied), including in each case regarding (a) any information or document given or made available (or not given or made available) to Purchaser or any Person on Purchaser’s behalf regarding Sellers or the Company, (b) the effect of any of the transactions contemplated herein or the reaction thereto of any Person or (c) any forward-looking statement relating to the Sellers or the Company (including any underlying assumption). Purchaser hereby expressly assumes all risks arising out of, relating to or resulting from, and Purchaser hereby disclaims all reliance upon, the matters in the preceding sentence (other than as expressly made by the Sellers in ARTICLE II or the Company in ARTICLE VII or any other Transaction Document). The Sellers and the Company disclaim any express or implied warranty relating to the Purchased Shares or the Company, except as expressly set forth in ARTICLE II or ARTICLE VII or any other Transaction Document. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by Purchaser.

6.21.3 Notwithstanding any other term herein, other than as expressly made by Purchaser in ARTICLE III or any other Transaction Document, Purchaser has not made (and no Person on behalf of Purchaser has made), nor will Purchaser (or any other Person) have or be subject to any liability arising out of, relating to or resulting from, any representation or warranty or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied), including in each case regarding (a) any information or document given or made available (or not given or made available) to a Seller or the Company or any Person on a Seller’s or the Company’s behalf regarding Purchaser, (b) the effect of any of the transactions contemplated herein or the reaction thereto of any Person or (c) any forward-looking statement relating to Purchaser (including any underlying assumption). Each Seller and the Company hereby expressly assumes all risks arising out of, relating to or resulting from, and each Seller and the Company hereby disclaims all reliance upon, the matters in the preceding sentence (other than as expressly made by Purchaser in ARTICLE III or any other Transaction Document). Purchaser disclaims any express or implied warranty relating to Purchaser, except as expressly set forth in ARTICLE III or any other Transaction Document. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by a Seller or the Company.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

The Company represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

7.1 Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state of its formation; has all requisite power and authority to own its properties and conduct its business as presently conducted; and is duly qualified to do business and in good standing in each jurisdiction where its business requires such qualification, except where failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and accurate copies of the Company’s Certificate of Incorporation, as in effect as of the date hereof (the “Certificate of Incorporation”) and bylaws, as in effect as of the date hereof (the “Bylaws”), have been made available to Purchaser prior to the date of this Agreement.

7.2 All corporate action on the part of the Company, its Subsidiaries, its officers, directors, and stockholders necessary for the authorization, execution, and delivery of each of the Transaction Documents, the performance of all obligations of the Company and its Subsidiaries under each of the Transaction Documents, and each of the Transaction Documents, when executed and delivered, assuming due authorization, execution and delivery by Purchaser or the other parties thereto, constitutes and will constitute valid and legally binding obligations of the Company and its Subsidiaries, enforceable in accordance with their respective terms, subject to (A) the filing of the Series A Certificate (as defined in the Preferred Stock Purchase Agreement) with the Delaware Secretary of State pursuant to the Preferred Stock Purchase Agreement; and (B) as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

7.3 On or prior to the date of this Agreement, the Board has duly adopted resolutions (i) authorizing and approving each of the Transaction Documents and the transactions contemplated thereby, (ii) adopting the Series A Certificate, and (iii) excluding Purchaser and its Affiliates from any applicable the restrictions on transactions with interested stockholders under the Delaware General Corporation Law (the “DGCL”).

7.4 The Company and the Board have taken all necessary action, if any, in order to render inapplicable (to the maximum extent permitted by Law) any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, the Bylaws, the A&R Certificate of Incorporation (as defined in the Preferred Stock Purchase Agreement), the A&R Bylaws as defined in the Preferred Stock Purchase Agreement) and the

Laws of its state of incorporation that is or could become applicable to Purchaser as a result of the consummation of the transactions contemplated by the Transaction Documents, including without limitation as a result of the Company’s issuance of the Series A Preferred Stock to Purchaser, the conversion of the Series A Preferred Stock, and the exercise of the Purchaser’s rights under the Series A Certificate.

7.5 No consent, approval, order, or authorization of or registration, qualification, declaration, or filing with or notice to, any federal, state, or local Governmental Authority on the part of the Company is required (a) in connection with the Transaction Documents or (b) in connection with the offer, sale, or issuance of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock or the consummation of any other transaction contemplated by the Transaction Documents, in each case, except for the following: (i) the filing of the Series A Certificate with the Delaware Secretary of State pursuant to the Preferred Stock Purchase Agreement; (ii) the compliance with applicable state securities Laws, which compliance will have occurred within the appropriate time periods; (iii) the approval of, and the filings required to be made, prior to or following the Closing under the published rules of NASDAQ in connection with the issuance and sale of the Series A Preferred Stock hereunder, and the Common Stock issuable upon conversion of the Series A Preferred Stock; (iv) the filing with the SEC of such reports under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (v) the expiration or termination of any applicable waiting periods (together with any extensions thereof) under the HSR Act; (vi) the consents, approvals and filings (if any) set forth on Schedule 6.13 to the Preferred Stock Purchase Agreement nd (vii) such consents, approvals, orders, authorizations, registrations, qualifications, declarations and filings the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.6 Since December 31, 2016, there has not been any Effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

7.7 The information relating to the Company, its Subsidiaries and its or their respective officers, directors, and Affiliates that is or will be provided by the Company or its Affiliates for inclusion in the Information Statement (or any supplement thereto), and in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Information Statement (or any supplement thereto), except for such portions thereof that relate solely to information supplied in writing by the Purchaser or its Affiliates, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

7.8 The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereof.

PURCHASER:

BCPE SEMINOLE HOLDINGS LP

By: Bain Capital Investors, LLC
Its: General Partner

By:	/s/ Devin O’Reilly
Name: Devin O’Reilly
Title: Managing Director
Address c/o Bain Capital Private Equity, LP
200 Clarendon Street
Boston, MA 02116

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereof.

SELLER

H.I.G. SURGERY CENTERS, LLC

By: H.I.G.-GPII, Inc.
Its: Manager

By:	/s/ Richard H. Siegel
Name: Richard H. Siegel
Title: Vice President and General Counsel

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereof.

SOLELY FOR PURPOSES OF SECTION 5.1.10:

H.I.G. BAYSIDE DEBT & LBO FUND II L.P.

By: H.I.G.-GPII, Inc.
Its: General partner

By:	/s/ Richard H. Siegel
Name: Richard H. Siegel
Title: Vice President and General Counsel

Address

500 5th Avenue, 24th Floor
New York, NY 10020

[Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date hereof.

COMPANY:

SURGERY PARTNERS, INC.

By:	/s/ Michael T. Doyle
Name: Michael T. Doyle
Title: Chief Executive Officer

Address

Surgery Partners, Inc.
40 Burton Hills Blvd.
Nashville, TN 37215

[Stock Purchase Agreement]

SCHEDULE 1

Purchaser	Seller	Price per Purchased Share	# of Purchased Shares	Total
BCPE Seminole Holdings LP	H.I.G. Surgery Centers, LLC	$19.000	26,455,651	$502,657,369